UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2009
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51665	20-0161599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3721 Valley Centre Drive, Suite 500, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 480-0400
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
Loan and Security Agreement with Silicon Valley Bank and Oxford Finance Corporation
     On March 11, 2009, Somaxon Pharmaceuticals, Inc. (the “Company”) repaid in full the entire outstanding balance of $13.7 million under its Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank and Oxford Finance Corporation (“Oxford”). In connection with the repayment of the loan, the Company also paid to the lenders the final payment of $0.6 million that was required under the Loan Agreement. The Company also issued Oxford a warrant to purchase 200,000 shares of the Company’s common stock having a term of ten years and an exercise price of $0.25, which was the closing price of the Company’s common stock on the Nasdaq Global Market on March 11, 2009. This warrant was accepted by the lenders to fully satisfy the $0.9 million prepayment penalty that was otherwise required under the Loan Agreement. The Company no longer has any obligations under the Loan Agreement, and there are no further encumbrances on the Company’s assets under the Loan Agreement.
     A complete copy of the warrant will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009.
License Agreement with Biotie Therapies Corp.
     On March 12, 2009, the Company and Biotie Therapies Corp. (“Biotie”) entered into an Agreement of Termination (the “Termination Agreement”) pursuant to which the parties jointly agreed to terminate the License Agreement, dated November 12, 2004, as amended (the “License Agreement”), previously entered into between the parties. The License Agreement provided the Company with license rights to develop oral nalmefene hydrochloride for the treatment of impulse control disorders and substance abuse disorders. Pursuant to the Termination Agreement, Biotie agreed to pay the Company a termination fee of $1.0 million, and the Company no longer has any rights or obligations to further research and develop nalmefene under the License Agreement.
     A complete copy of the Termination Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009.
Item 2.02. Results of Operations and Financial Condition
     On March 12, 2009, the Company issued a press release announcing its financial results for the year ended December 31, 2008. A copy of this press release is attached hereto as Exhibit 99.1.
     In accordance with General Instruction B.2. of Form 8-K, the information under Items 2.02 and 9.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.
Item 2.05 Costs Associated with Exit or Disposal Activities
     On March 9, 2009, the Company committed to a plan of termination that will result in a workforce reduction of seven employees in order to reduce operating costs. The Company commenced notification of employees affected by the workforce reduction on March 9, 2009, and the workforce reduction is expected to be completed by April 1, 2009.
     Each affected employee will be eligible to receive a severance payment that is a portion of the severance payment to which such employee was contractually entitled. Payment of these up-front severance benefits to each affected employee is contingent on the affected employee entering into a separation agreement with the Company. Each separation agreement specifies that the contractual severance benefits to which the employee was entitled will be restructured such that the employee will receive an up-front payment equal to two months of base salary, with the remaining amount of such severance benefits converted into the right to receive one hundred ten percent (110%) of such remaining amount upon the earliest to occur of the consummation of one or more financings or strategic transactions in which the Company raises at least $10 million of working capital, or a change of control transaction or insolvency event involving the Company.
     Each of the affected employees will be eligible to enter into a consulting agreement with the Company that will expire on December 31, 2009. The Company cannot estimate with any certainty the amounts that may be paid, if any, for consulting services under such agreements. Each affected employee’s outstanding stock awards will continue to vest through the expiration of the consulting agreements.
     The up-front severance payments payable in connection with this workforce reduction are expected to be approximately $208,000 in the aggregate, and the deferred severance payments are expected to be approximately $597,000 in the aggregate. In addition, the Company expects to incur non-cash share-based compensation charges of approximately $840,000 in the aggregate relating to the workforce reduction.
Item 3.02. Unregistered Sales of Equity Securities
     The Company relied on an exemption from registration contained in Section 4(2) of the Securities Act, and Rule 506 of Regulation D, in connection with the issuance of the warrant to Oxford. The warrant issued to Oxford and the shares issuable upon the exercise of the warrant have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements.
     The other information called for by this item is contained in Item 1.02, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 12, 2009.

     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.
Date: March 12, 2009
	By:	/s/ Meg M. McGilley
Name: Meg M. McGilley
Title: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 12, 2009.